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                                                                      EXHIBIT 11


                             GARDEN BOTANIKA, INC.
                            CALCULATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE
                                  (EXHIBIT 11)
                  (amounts in thousands except per share data)

                                                                                  (Unaudited)
                                                                 ----------------------------------------------
                                                                    Quarter Ended           Six Months Ended
                                                                 ---------------------    ---------------------
                                                                 August 1,   August 2,    August 1,   August 2,
                                                                   1998        1997         1998        1997
                                                                 ---------   ---------    ---------   ---------
PRIMARY:
  Earnings -
    Net earnings (loss) applicable to common
      and common equivalent shares                               $(10,173)   $ (4,162)    $(15,170)   $ (7,387)
                                                                 ========    ========     ========    ========

Shares -
  Weighted average common shares outstanding                        7,069       7,069        7,069       7,069
  Net effect of stock options, based on treasury stock method
    using average market price(1)                                      --          --           --          --
                                                                 --------    --------     --------    --------
Weighted average common and common equivalent shares                7,069       7,069        7,069       7,069
                                                                 ========    ========     ========    ========

Primary earnings (loss) per common and
  common equivalent share                                        $  (1.44)   $   (.59)    $  (2.15)   $  (1.04)
                                                                 ========    ========     ========    ========

FULLY DILUTED:
  Fully diluted earnings (loss) per share is not presented, as there were no potentially dilutive securities.

NOTE:
 (1) In the calculation of weighted average common and common equivalent shares, nonqualified stock options and warrants to purchase common stock are considered common stock equivalents. Such options and warrants are converted using the treasury stock method, which assumes that the shares issuable upon exercise of the options or warrants were outstanding for the full period. In accordance with generally accepted accounting principles, no common stock equivalents are shown for either the second quarter or the first six months of either fiscal 1998 of fiscal 1997, as their effect would have been antidilutive.



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